Exhibit 23.3 to Form S-1
Registration Statement
Hanover Gold Company, Inc.


                   Consent of Zeller Weiss & Kahn


We consent to the inclusion in this registration statement on Form S-1 of our report, dated March 29, 1996 (except for Note 24, as to which the date is May 28, 1996), on our audits of the financial statements of Hanover Gold Company, Inc. We also consent to the reference to our firm under the caption "Experts".

Zeller Weiss & Kahn

Mountainside, New Jersey
May 28, 1996